Index of Financial Statements and Exhibits to be Filed in EDGAR



F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy, OE, CEI, TE, JCP&L, Met-Ed and Penelec.

F-2  Consolidating Financial Statements of Ohio Edison Company for 2002.

     Consolidating Financial Statements of Cleveland Electric Illuminating Company for 2002.

     Consolidating Financial Statements of Toledo Edison Company for 2002.

     Consolidating Financial Statements of Jersey Central Power & Light Company for 2002.

     Consolidating Financial Statements of Metropolitan Edison Company for 2002.

     Consolidating  Financial  Statements of Pennsylvania  Electric  Company for
     2002.

H-1 Organizational chart showing the relationship of FirstEnergy Corp. and FirstEnergy Generation Corp., an exempt wholesale generator (EWG), in which it holds an interest.

H-2 Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

H-3 Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.